Exhibit 99.1

NEWS RELEASE

SHOE PAVILION ANNOUNCES A 3.9% INCREASE IN COMPARABLE STORE SALES
FOR SECOND QUARTER 2006 OVER THE PRIOR YEAR

Sherman Oaks, California, July 6, 2006 - Shoe Pavilion, Inc. (Nasdaq Global Market: SHOE) today announced that sales for the second quarter ended July 1, 2006 increased $6.5 million, or 26.0%, to $31.4 million from $24.9 million for the same quarter last year ended July 2, 2005. Comparable store sales for the second quarter ended July 1, 2006 increased 3.9% from the same period last year ended July 2, 2005. Sales from new stores and relocated stores in the second quarter contributed $7.9 million.

During the quarter ended July 1, 2006, the Company opened four new stores and closed one store when the lease expired. The Company opened two stores in April, one in Bellevue, Washington and one in Huntington Beach, California and opened two stores in June in Sacramento and Montebello, California.

Dmitry Beinus, Chairman and CEO of the Company, stated "I am pleased with our sales results for the second quarter. Our comp sales for the quarter were strong and are on top of an 8.2% comp increase in the second quarter of 2005. We remain on track with our goal of opening 20 new stores in fiscal year 2006".

Shoe Pavilion is an independent off-price footwear retailer located in the Western and Southwestern United States. It offers a broad selection of women's, men's and children's designer label and name brand footwear such as Converse, Reebok, Skechers and Nine West, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 96 stores located throughout California, Washington, Oregon, Nevada, Arizona and Texas.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely and cost effective manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

CONTACT: Dmitry Beinus, Chairman & CEO
                    (818) 907-9975